Exhibit 10.8

NOVATEL WIRELESS, INC.

SENIOR MANAGEMENT BONUS TARGETS

Fiscal Year 2007

I. INTRODUCTION

A.	The Objective of the Bonus Targets is to provide eligible senior management of Novatel Wireless, Inc. and its subsidiaries (the “Company”) with the target metrics in connection with their respective bonus opportunity related to their contributions to the success and strategic growth of the Company. Participation in the Plan and the payment of any sums hereunder shall be at the sole and absolute discretion of the Company.

B.	Participants: This Plan, as determined by the Company on a fully discretionary basis, applies solely to regular employees of the Company who are senior executive officers (“Plan Participants”), whom the Company determines meet the eligibility requirements set forth in Section III. For purposes of this Plan and unless otherwise prohibited by applicable law, the term “regular employee” means an individual who is deemed by the Company to be both an employee of the Company and employed for an unspecified or indefinite period of time.

C.	Effective Date: Fiscal Year 2007 (January 1, 2007 – December 31, 2007).

D.	Changes in Targets: The Company reserves the right to modify the targets in whole or in part, at any time. Any such modification or termination must be approved in writing by either (i) the CEO, except with respect to his own targets or bonus payments, or (ii) resolution of the Compensation Committee.

E.	Authority: The Company reserves the right to interpret this document on a fully discretionary basis. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder except as the Company may determine in its discretion.

II. BONUS TARGET FACTOR

A.	Bonus Target Factor will be determined by reference to Corporate Targets and Individual Targets. Corporate Targets will be determined by assigning a weight of between 0 and 0.60 based on achievement of Corporate Targets. Individual Targets will be determined by assigning a weight of between 0 and 0.40 based on achievement of Individual Targets. The Bonus Target Factor will be the sum of the Corporate Target Factor and the Individual Target Factor.

B.	Corporate Targets are based on an evaluation of a Plan Participant’s performance and contribution for the Fiscal Year of the following criteria.

The Company’s financial performance, including achievement of the Company’s 2007 Operating Plan, achievement of sequential growth, operating leverage, positive operating income and EPS

Achievement of and contribution to the Company’s success, strategic objectives and direction

Achievement of the Company’s 2007 execution plan and 2007 strategic plan

Ability to work as a team player and collaborate with others across the Company, suppliers, partners and/or customers.

Interaction with other teams (e.g., to achieve other team goals)

C.	INDIVIDUAL TARGETS are based on an evaluation of a Plan Participant’s performance and contribution for the Fiscal Year of the respective criteria for his respective group as set forth in Annex A hereto.

III. ELIGIBILITY

A.	Eligibility: A Plan Participant must satisfy each of the following eligibility requirements to be considered for the Incentive Payment hereunder.

1.	The Plan Participant must be deemed by the Company to be employed by the Company as a regular employee in an incentive-eligible position on or before the first working day of the last fiscal quarter of the Fiscal Year, and must be employed as a regular employee in an incentive-eligible position on the last working day of the Fiscal Year;

2.	The Plan Participant must not be providing services to the Company as a temporary employee, intern or as an independent contractor, consultant, or agent under a written or oral contract, and must not be classified by the Company as a temporary employee, independent contractor, consultant, or agent (whether or not such classification is upheld upon review by a governmental, judicial or other agency);

3.	Unless otherwise required by law, in no event will an employee be eligible to receive an incentive hereunder unless he/she is employed on the last working day of the Fiscal Year in the capacity, or comparable capacity, such Plan Participant is employed on the date hereof.

4.	Plan Participants meeting all eligibility requirements hereunder who have less than one year of service will be eligible to receive a discretionary incentive that is prorated from the effective date of participation in the plan up to and including the last working day of the Fiscal Year. Unless otherwise required by law, in no event will an employee be eligible to receive an incentive hereunder unless he/she is employed on the last working day of the Fiscal Year in the capacity, or comparable capacity, such Plan Participant is employed on the date hereof.

IV. PARTICIPANTS AND INCENTIVE TARGET PERCENTAGE

A.	Participants and Incentive Target Percentage. The sole Plan Participants in the Plan are those set forth below. The Incentive Target Percentage for each such Participant is a percentage of each Participant’s base salary as follows and may be changed at the discretion of the Company at any time during the Fiscal Year.

Participant	Incentive Target Percentage
CEO	50%
COO	50%
CFO	50%
VP Business Affairs	50%
VP Research and Development	50%
VP Sales and Marketing	50%
VP Operations	50%

B.	Elements of Calculation:

Incentives under this Plan are calculated on a fully discretionary basis, in accordance with the following formula:

Base Salary	X	Incentive Target Percentage	X	Bonus Target Factor	X	Pro- ration Factor	=	Total Annual Incentive

1.	Base Salary shall mean the annual base salary for each Plan Participant set forth above in effect at the end of Q4 2007.

2.	Proration Factor accounts for the number of calendar days during the Fiscal Year that such Plan Participant was in an incentive-eligible position. For example, the Proration Factor for a Plan Participant who has been in the Plan the entire year will be 1.00. For a Plan Participant who has been in the Plan for 6 months, this factor will be 0.50.

C.	Incentive Formula and Calculation Example: Assuming a base salary of $250,000, Incentive Target Percentage of 50%, Corporate Target Factor of 0.50 and Individual Target Factor of 0.40, and a Proration Factor of 1.00, the Total Annual Incentive for such a Plan Participant meeting all eligibility requirements, would be calculated as follows:

Sample Calculation

Base Salary		Incentive Target Percentage		Bonus Target Factor		Pro-ration Factor		Total Annual Incentive
$250,000	X	0.50	X	0.90	X	1.0	=	$112,500*

*	less any appropriate withholdings.

In this example, the total incentive equals 45% of base salary.

D.	At Will Employment. The Company is an at-will employer, which means that an employee’s employment can be terminated by an employee or the Company at any time with or without cause. The Company reserves the right to modify an employee’s duties, title or other terms and conditions of employment with or without cause. This Plan cannot and should not be interpreted to alter the at-will nature of the employment relationship between the Company and any Plan Participant. The at-will nature of the employment relationship cannot be modified except in a written document signed by the Company’s CEO.